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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of January, 2004 (the "Effective Date"), by and among GBC BANCORP, INC., a Georgia corporation (the "Holding Company"); GWINNETT BANKING COMPANY, a wholly-owned Georgia banking subsidiary of the Holding Company (the "Bank") (collectively, "Employers"); and LARRY D. KEY ("Executive").

                                   WITNESSETH:

     WHEREAS, as of October 31, 1997, the Bank commenced operations as a Georgia chartered commercial bank chartered under the provisions of the Financial Institutions Code of Georgia, with its deposits insured by the Federal Deposit Insurance Corporation, pursuant to the provisions of the Federal Deposit Insurance Act;

     WHEREAS, the Boards of Directors of Employers consider the establishment and maintenance of highly competent and skilled management personnel for the Bank and the Holding Company to be essential to protecting and enhancing their best interests, and are desirous of inducing Executive to become and remain in the employ of the Holding Company and the Bank, subject to the terms and conditions hereof;

     WHEREAS, Executive is desirous of becoming employed by and remaining in the employ of Employers, subject to the terms and conditions hereof; and

     WHEREAS, the parties agree that the provisions of this Agreement shall control with respect to the rights and obligations of the parties resulting from the employment of Executive by the Employers;

     NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Definitions. The following terms used in this Agreement shall have the following meanings:

          (a) "Base Salary" shall mean the annual compensation (excluding Incentive Compensation as defined in (e) of this paragraph and other benefits) payable or paid to Executive pursuant to paragraph 4(a) of this Agreement.

          (b) "Change of Control" shall be deemed to have occurred if:

               (i) Upon the consummation of any transaction in which any person (or persons acting in concert), partnership, financial institution, corporation, or other organization shall own, control, or hold with the power to vote more than fifty percent (50%) of any class of voting securities of the Holding Company;

               (ii) Upon the consummation of any transaction in which the Holding Company, or substantially all of the assets of the Holding Company, shall be sold or transferred to, or consolidated or merged with, another financial institution, corporation or other organization; or

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               (iii) Upon the consummation of any transaction in which the Bank, or substantially all of the assets of the Bank, shall be sold or transferred to, or consolidated or merged with, another corporation which is not a majority owned subsidiary of the Holding Company; provided, however, if the Holding Company or the Bank shall become a subsidiary of another corporation or shall be merged or consolidated into another corporation and a majority of the outstanding voting shares of the parent or surviving corporation are owned immediately after such acquisition, merger, or consolidation by the owners of a majority of the voting shares of the Holding Company immediately before such acquisition, merger, or consolidation, then no Change of Control shall be deemed to have occurred.

          (c) "Disability" shall mean a condition for which benefits would be payable under any long-term disability insurance coverage (without regard to the application of any elimination period requirement) then provided to Executive by Employers; or, if no such coverage is then being provided, the inability of Executive to perform the material aspects of Executive's duties under this Agreement for a period of at least ninety (90) consecutive days, as determined by an independent physician selected with the approval of Employers and Executive.

          (d) "Event of Termination" shall mean the termination by Employers of Executive's employment under this Agreement by written notice delivered to Executive for any reason other than Termination for Cause as defined in (g) of this paragraph or termination following a continuous period of disability exceeding twelve (12) calendar months pursuant to paragraph 6(a) of this Agreement.

          (e) "Incentive Compensation" shall mean that compensation payable or paid to Executive pursuant to paragraph 4(b) of this Agreement.

          (f) "Severance Amount" shall have the same meaning as the term "parachute payment" defined in Section 280G(b)(2) of the Internal Revenue Code (as amended) and the regulations and rulings thereunder and, to the extent included in such definition, shall include all payments to Executive in the nature of compensation which are contingent on a change in ownership or effective control of Employers or in the ownership of a substantial portion of the assets of Employers, including the accelerated vesting of any stock options granted to Executive.

          (g) "Termination for Cause" shall have the meaning provided in paragraph 7(a) of this Agreement.

     2. Employment. Employers agree to employ Executive, and Executive agrees to accept such employment, as President, Chief Executive Officer, and Chairman of the Board of the Bank and the Holding Company, for the period stated in paragraph 3(a) hereof (unless earlier terminated as set forth herein) and upon the other terms and conditions herein provided. Executive agrees to perform faithfully such services as are reasonably consistent with his position and shall from time to time be assigned to him by the Boards of Directors of Employers in a trustworthy and businesslike manner for the purpose of advancing the interests of Employers. The Boards of Directors of Employers may also from time to time change Executive's position or alter his duties and responsibilities and assign a new position or new duties and responsibilities that are similar in scope and nature to Executive's existing position, duties and responsibilities without invalidating this Agreement or effecting the termination of Executive. At all times, Executive shall manage and conduct the business of Employers in accordance with the policies


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established by the Boards of Directors of Employers, and in compliance with applicable regulations promulgated by governing regulatory agencies. Responsibility for the supervision of Executive shall rest with the Boards of Directors of Employers, which shall review Executive's performance at least annually. The Boards of Directors of Employers shall also have the authority to terminate Executive, subject to the provisions outlined in paragraphs 6 and 7 of this Agreement.

     3. Term and Duties.

          (a) Term of Employment. This Agreement and the period of Executive's employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period of thirty-six (36) full calendar months thereafter, unless earlier terminated pursuant to this Agreement or unless Executive dies before the end of such thirty-six (36) months, in which case the period of employment shall be deemed to continue until the end of the month of such death. The initial term of this Agreement shall automatically renew each day after the Effective Date so that the term remains a thirty-six (36) month term until either party provides written notice to the other of the intent the automatic renewals shall cease, in which case the term shall expire thirty-six (36) months after the date the written notice is so provided.

          (b) Performance of Duties. During the period of employment hereunder, except for periods of illness, disability, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder. Executive shall be entitled to reasonable participation as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflict of interest with Employers, or unfavorably affect the performance of Executive's duties pursuant to this Agreement.

          (c) Office of Executive. The office of Executive shall be located at the Bank's office in Lawrenceville, Georgia, or at such other location within the State of Georgia as Employers may from time to time designate; provided, however, that, in the event such relocation is to an office more than fifty (50) miles from Lawrenceville, Georgia, and Executive elects to move his principal residence, Employers shall reimburse Executive for all his reasonable moving expenses.

          (d) No Other Agreement. Executive shall have no employment contract or other written or oral agreement concerning employment with any entity or person other than Employers during the term of his employment under this Agreement.

          (e) Uniqueness of Executive's Services. Executive hereby represents that the services to be performed by him under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages and in an action at law. Accordingly, Executive expressly agrees that Employers, in addition to any rights or remedies which Employers may possess, shall be entitled to injunctive and other equitable relief to prevent the breach of this Agreement by Executive.


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     4. Compensation.

          (a) Salary. Subject to the provisions of paragraphs 6 and 7 hereof, Employers shall pay Executive, as compensation for serving as President and Chief Executive Officer of Employers, an initial Base Salary of $176,600.00; such initial Base Salary, or any increased Base Salary, shall be payable in substantially equal installments in accordance with Employers' normal pay practices, but not less frequently than monthly. Executive's Base Salary and any Incentive Compensation (as defined in paragraph 4(b) hereof) shall be reviewed and approved at least annually by the Boards of Directors of Employers, or any committee designated thereby. Said Boards or committees, if warranted in their discretion, may increase Executive's Base Salary to reflect Executive's performance. In addition to the foregoing, to the extent that Executive serves as Chairman or other member of the Boards of Directors of Employers, Executive shall be entitled to receive any Directors' fees customarily paid to members of the Board of Directors.

          (b) Incentive Compensation. During the term of this Agreement and in addition to the aforesaid Base Salary, Executive shall be entitled to such additional Incentive Compensation as may be awarded from time to time, in their discretion, by the Boards of Directors of Employers or any committee designated thereby. It is understood that any Incentive Compensation to be awarded to Executive shall be based on the attainment by Employers of certain performance goals established by the Boards of Directors relating to loan production, asset quality, deposit growth, and earnings and profits. Notwithstanding anything contained in this Agreement to the contrary, any increase to Executive's Base Salary and any Incentive Compensation paid to Executive shall be (i) in compliance with regulations, pronouncements, directives, or orders issued or promulgated by any governing regulatory agency and with any agreements by and between Employers and such regulatory agencies, (ii) consistent with the safe and sound operation of the Bank, (iii) closely monitored by the Boards of Directors of Employers, and (iv) comparable to such compensation paid to persons of similar responsibilities and duties in other insured institutions of similar size, in similar locations, and under similar circumstances including financial condition and profitability. For purposes of any payments to be made pursuant to Section 7 of this Agreement, Incentive Compensation shall include the automobile allowance pursuant to
     Section 4(d) and amounts paid on behalf of Executive in connection with group medical insurance coverage.

          (c) Reimbursement of Expenses; Provision of Business Development Expenses. Employers shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his obligations and duties under this Agreement, as provided in the applicable policies of Employers, as currently adopted or as may be adopted in the future by the Boards of Directors of Employers.

          In addition to the foregoing, Employers believe that its best interests will be more fully served if Executive maintains active membership in or joins appropriate business or social clubs and other professional associations. Accordingly, upon prior approval of Employers, Employers shall also reimburse Executive for the dues and business-related expenditures associated with Executive's membership(s) in such appropriate business or social clubs and such other professional organizations which are commensurate with his position.


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          (d) Provision of Automobile. Employers shall provide Executive with an automobile allowance of $650.00 per month and reimbursement of all reasonable fuel and carwash expenses.

          (e) "Golden Parachute" Provision. Notwithstanding anything contained in this Agreement to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

     5. Participation in Benefit Plans.

          (a) Incentive, Savings, and Retirement Plans. During the term of this Agreement, Executive shall be entitled to participate in all incentive, stock option or warrant, savings, and retirement plans, practices, policies, and programs applicable generally to senior executive officers of Employers, on the same basis as such other senior executive officers, and, unless otherwise prohibited by the terms of such incentive, stock option or warrant, savings, and retirement plans.

          (b) Welfare Benefit Plans. During the term of this Agreement, Executive and/or Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Employers, to the extent applicable generally to senior executive officers of Employers and subject to the terms, conditions, and eligibility requirements therefor as may be prescribed by Employers from time to time. In addition, following termination of this Agreement, the Bank will continue to provide health insurance coverage to Executive for as long as Executive continues to receive benefits under the Bank's deferred compensation program in effect on the date of this Agreement.

          (c) Fringe Benefits. During the term of this Agreement, Executive shall be entitled to receive fringe benefits in accordance with the policies, practices and procedures of Employers, to the extent applicable generally to other senior executive officers of Employers and subject to the terms, conditions, and eligibility requirements therefor as may be prescribed by Employers from time to time.

          (d) Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his duties under this Agreement in accordance with the terms set forth below, all such voluntary absences to count as vacation time, provided that:

               (i) Executive shall be entitled to an annual vacation in accordance with the policies that the Boards of Directors of Employers periodically establish(es) for senior management employees of Employers.

               (ii) Executive shall not receive any additional compensation from Employers on account of his failure to take a vacation, and Executive shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Boards of Directors of Employers.

               (iii) In addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his


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          employment obligations with Employers for such additional periods of time and for such valid and legitimate reasons as the Boards of Directors of Employers may in its discretion approve. It is also provided that the Boards of Directors of Employers may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Boards of Directors of Employers in their discretion determine.

               (iv) Executive shall be further entitled to an annual sick leave benefit as may be established by the Boards of Directors of Employers.

     6. Benefits Payable Upon Disability.

          (a) Disability Benefits. In the event of the Disability of Executive, Employers shall continue to pay Executive 100% of Executive's then current Base Salary pursuant to paragraph 4(a) during the first twelve (12) months of a continuous period of disability. It is provided, however, that in the event Executive is disabled for a continuous period exceeding twelve (12) months, Employers may, at their election, terminate this Agreement, in which event payment of Executive's Base Salary shall cease.

          (b) Disability Benefit Offset. Any amounts payable under paragraph 6(a) hereof shall be reduced by any amounts paid to Executive under any other disability program or policy of insurance maintained by Employers.

     7. Payments to Executive Upon Termination of Employment. The Boards of Directors of Employers may terminate Executive's employment under this Agreement at any time; but any termination other than Termination for Cause shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive may voluntarily terminate his employment under this Agreement. The rights and obligations of Employers and Executive in the event of such termination are set forth in this paragraph 7 as follows:

          (a) Termination for Cause. Executive shall have no right to compensation or other benefits for any period after a Termination for Cause. Termination for Cause shall be determined by the Boards of Directors of Employers in the reasonable exercise of their discretion and acting in good faith, and shall include termination because of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duties involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or a final cease-and-desist order; the regulatory suspension or removal of Executive as defined in paragraphs 8(a) and (b) hereof; the failure of Executive to follow reasonable written instructions of the Boards of Directors of Employers; or a material breach by Executive of any provision of this Agreement. The termination of employment of Executive shall not be deemed to be a Termination for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Boards of Directors of Employers at a meeting of the Boards called and held for such purpose (after at least thirty (30) days' prior notice of such meeting is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Boards of Directors), finding that, in the good faith opinion of the Boards of Directors, Executive is guilty of the conduct described herein and specifying the particulars thereof in detail. Said Termination for Cause shall not be effective until thirty (30) days after such resolution is adopted, during which time Executive shall


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     be afforded the opportunity to petition the Boards of Directors for reconsideration of such resolution. The Boards of Directors of Employers, in its discretion, may suspend Executive, with pay, for all or any portion of the period of time from the delivery of the notice described herein until the effective time of the Termination for Cause.

          (b) Event of Termination Without Change of Control. Upon the occurrence of an Event of Termination, other than after a Change of Control as provided in paragraph 7(c) hereof, and if Executive faithfully abides by all of the covenants contained in Section 9 of this Agreement, Employers shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment equal to one (1) times Executive's Total Compensation (defined as the sum of the then current Base Salary plus any Incentive Compensation paid to Executive during the immediately preceding twelve (12) months), to be paid in equal installments and in accordance with Employers' regular payroll practices for the twelve (12) month period following the date of said Event of Termination.

          (c) Event of Termination in Connection With a Change of Control. If, during the term of this Agreement and within one (1) year immediately following a Change of Control or within six (6) months immediately prior to such Change of Control, Executive's employment with Employers under this Agreement is terminated by an Event of Termination and if Executive faithfully abides by all of the covenants contained in Section 9 of this Agreement, then Employers shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment equal to one (1) times Executive's Total Compensation paid to Executive during the immediately preceding twelve (12) months, to be paid in equal installments and in accordance with Employers' regular payroll practices for the twelve (12) month period following the date of said Event of Termination.

          (d) Termination of Employment for Good Reason. If (1) during the term of this Agreement and within one (1) year immediately following a Change of Control or within six (6) months immediately prior to such Change of Control, the status, character, capacity, location, or circumstances of Executive's employment as provided in paragraphs 2, 3, 4 and 6 of this Agreement have been materially and adversely altered by Employers, whether by

               (i) any material breach of this Agreement by Employers (including the failure of Bank to comply with paragraphs 2, 3, 4, 5 and 6 of this Agreement);

               (ii) any material and adverse change in the status, responsibilities or prerequisites of Executive;

               (iii) any assignment of duties materially and adversely inconsistent with Executive's position and duties described in this Agreement; or

               (iv) the failure of Employers to assign this Agreement to a successor in interest or the failure of the successor in interest to explicitly assume and agree to be bound by this Agreement, and (2) Executive terminates his employment under this Agreement for that reason and (3) Executive faithfully abides by all of the covenants contained in Section 9 of this Agreement, then


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     Employers shall pay to Executive, or in the event of his subsequent death, his designated beneficiary or beneficiaries, or his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment equal to one (1) times Executive's Total Compensation paid to Executive during the immediately preceding twelve (12) months, to be paid in equal installments and in accordance with Employers' regular payroll practices for the twelve (12) month period following the date of said Event of Termination. Notwithstanding anything in this Section 7(d) to the contrary, Executive and Employers agree that a mere change in Executive's title(s) with Employers shall not constitute a material and adverse alteration in Executive's status, character, capacity, location, or circumstances of employment with Employers for purposes of this section as long as Executive's underlying duties and responsibilities with Employers are not materially and adversely changed or altered as well.

          (e) Compliance with Protective Covenants. Notwithstanding anything to the contrary herein, in the event Executive fails or ceases to fully abide by all of the covenants contained in Section 9 of this Agreement, or in the event any court of competent jurisdiction deems any such covenant(s) to be invalid or unenforceable, then Executive acknowledges and agrees that such circumstances shall constitute a failure of consideration and Executive shall not be entitled to any compensation pursuant to Section 7(b), (c), or
     (d). If Executive has already received any such compensation at the time he violates any such covenant, Employers shall immediately be entitled to recover all such amounts in full from Executive.

          (f) Limits on Payments. In no event shall the payments described in paragraphs 7(c) and 7(d) exceed the amount permitted by Section 280G of the Internal Revenue Code (as amended). Therefore, with respect to the payment(s) described in paragraphs 7(c) and 7(d) only, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Internal Revenue Code [as amended] or any successor thereof and the regulations and rulings thereunder ["Section 280G"]) of the Severance Amount would result in a parachute payment (as determined under Section 280G), then the Severance Amount shall not be greater than an amount equal to 2.99 multiplied by Executive's base amount (as determined under Section 280G) for the base period (as determined under Section 280G). In the event the Severance Amount is required to be reduced pursuant to this paragraph 7(f), Executive shall be entitled to determine which portions of the Severance Amount are to be reduced so that the Severance Amount satisfies the limit set forth in the preceding sentence. Executive's average annual compensation shall be based on the most recent five taxable years ending before the Change of Control (or the period during which Executive was employed by Employers if Executive has been employed by Employers for less than five years). Should Executive be assessed any excise tax as a result of any payment of the Severance Amount that complies with Section 280G, Employers shall pay all such assessed excise taxes, but shall pay no other taxes assessed against Executive as a result of the payment of the Severance Amount.

          (g) Voluntary Termination of Employment. Executive shall have no right to compensation or other benefits under this Agreement for any period following the voluntary termination of Executive's employment by Executive, except as provided in paragraph 7(d) hereof.

          (h) Additional Payments After Termination. In the event that Executive's employment is terminated pursuant to paragraphs 7(b), (c) or
     (d) above, then Employers shall pay Executive an additional amount equal to Executive's cost of COBRA health continuation coverage for Executive and his eligible dependants for the period during which Executive and his


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     eligible dependants are entitled to receive COBRA continuation coverage from Employers under the applicable laws, rules and regulations governing COBRA.

     8. Regulatory Suspension.

          (a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the obligations of Employers under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employers may in their discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended. Vested rights of Executive shall not otherwise be affected.

          (b) If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

     9. Protective Covenants. As long as Executive is receiving termination payments from Employers pursuant to paragraph 7 hereof and for the periods covered by such payments, Executive shall abide by and be bound by the following Protective Covenants.

          (a) Confidential Information and Trade Secrets. During Executive's employment, the parties acknowledge that Employers shall disclose (and/or has already disclosed) to Executive for use in Executive's employment, and that Executive will be provided access to and otherwise make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of Employers (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers of Employers, and other proprietary documents, materials, or information indigenous to Employers, relating to their businesses and activities, or the manner in which Employers do business, which is valuable to Employers in conducting their business because the information is kept confidential and is not generally known to Employers' competitors or to the general public ("Confidential Information"). Confidential Information does not include information generally known or easily obtained from public sources or public records (unless Executive causes said Confidential Information to become generally known or easily obtained therefrom).

          To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive shall, during Executive's employment and for so long as said Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) (i) protect and maintain the confidentiality of such trade secrets and (ii) refrain from disclosing, copying, or using any such trade secrets without Employers' prior written consent, except as necessary in Executive's performance of Executive's duties while employed with Employers.

          To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive shall, during Executive's employment and for a period of one (1)


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     year following any voluntary or involuntary termination of employment
     (whether by Employers or Executive), (i) protect and maintain the confidentiality of the Confidential Information and (ii) refrain from disclosing, copying, or using any Confidential Information without Employers' prior written consent, except as necessary in Executive's performance of Executive's duties while employed with Employers.

          (b) Return of Property of Employers. Upon any voluntary or involuntary termination of Executive's employment (or at any time upon request of Employers), Executive agrees to immediately return to Employers all property of Employers (including but not limited to all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets (as defined by applicable law)) that Executive created, used, possessed or maintained while working for Employers from whatever source and whenever created, including all reproductions or excerpts thereof. This provision does not apply to purely personal documents of Executive, but it does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks and their contents and like information that may contain some personal matters of Executive. Executive acknowledges that title to all such property is vested in Employers.

          (c) Non-Diversion of Business Opportunity. During Executive's employment with Employers and consistent with Executive's duties and fiduciary obligations to Employers, Executive shall (i) disclose to Employers any business opportunity that comes to Executive's attention during Executive's employment with Employers and that relates to the business of the Bank or otherwise arises as a result of Executive's employment with Employers and (ii) not take advantage of or otherwise divert any such opportunity for Executive's own benefit or that of any other person or entity without prior written consent of Employers.

          (d) Non-Solicitation of Customers. During Executive's employment and for a period of one (1) year following any voluntary or involuntary termination of employment (whether by Employers or Executive), Executive agrees not to, directly or indirectly, contact, solicit, divert, appropriate, or call upon with the intent of doing business with the customers or clients of Employers with whom Executive has had material contact during the last year of Executive's employment with Employers, including prospects of Employers with whom Executive had such contact during said period, if the purpose of such activity is either (1) to solicit such customers or clients or prospective customers or clients for a Competitive Business as herein defined (including but not limited to any Competitive Business started by Executive) or (2) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with Employers. Executive acknowledges that, due to Executive's relationship with Employers, Executive will develop (and/or has developed) special contacts and relationships with Employers' clients and prospects, and that it would be unfair and harmful to Employers if Executive took advantage of these relationships in a Competitive Business.

          A "Competitive Business" as used herein is an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by Employers during Executive's employment with Employers.

          (e) Non-Piracy of Employees. During Executive's employment and for a period of one (1) year following any voluntary or involuntary termination of employment (whether by Employers or Executive), Executive covenants and agrees that Executive shall not, directly or indirectly: (a) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor of Employers who performed work for Employers within the last three months of Executive's employment with Employers or who was otherwise engaged or employed with Employers at the time of said termination of employment of Executive or (b) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with Employers, in either case until such employee or contractor has been terminated or separated from Employers for at least six (6) months.

          (f) Non-Compete. During Executive's employment and for a period of one
     (1) year following any voluntary or involuntary termination of employment (whether by Employers or Executive), Executive agrees not to, directly or indirectly, compete with Employers, as an officer, director, member, principal, partner, shareholder (other than a shareholder in a company that is publicly traded and so long as such ownership is less than 5 percent (5%)), owner, manager, supervisor, administrator, employee, consultant, or independent contractor, by working in the Territory (as defined herein) for or as a "Competitive Business" (as defined above) in the Territory (as defined herein), in a capacity identical or substantially similar to the capacity in which Executive served at Employers. The "Territory" shall be defined to be the following county(ies) in the State of Georgia: Gwinnett County. Executive acknowledges that Employers conducts its business within the Territory, that Executive will perform services for and on behalf of Employers within the Territory, and that this Section 9(f) (and the Territory) is a reasonable limitation on Executive's ability to compete with Employers.

          (g) Acknowledgement. It is understood and agreed by Executive that the Parties have attempted to limit his right to compete only to the extent necessary to protect Employers from unfair competition and that the terms and provisions of this Section 9 are not intended to restrict Executive in the exercise of his skills or the use of knowledge or information that does not rise to the level of a trade secret under applicable law or Confidential Information of Employers (to which trade secrets and Confidential Information Executive has had and/or will have access and has made and/or will make use of during employment with Employers).

          It is acknowledged that the purpose of these covenants and promises is (and that they are necessary) to protect Employers' legitimate business interests, to protect Employers' investment in the overall development of its business and the good will of its customers, and to protect and retain (and to prevent Executive from unfairly and to the detriment of Employers utilizing or taking advantage of) such business trade secrets and Confidential Information of Employers and those substantial contacts and relationships (including those with customers and employees of Employers) which Executive established due to his employment with Employers.

          This Agreement is not intended to preclude Executive's opportunity to engage in or otherwise pursue occupations in any unrelated or non-competitive field of endeavor, or to engage in or otherwise pursue directly competitive endeavors so long as they meet the requirements of this Agreement. Executive represents that his experience and abilities are such that existence or enforcement of these covenants and promises will not prevent Executive from earning or pursuing an adequate livelihood and will not cause an undue burden to Executive or his family.

          Executive acknowledges that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that said limitations are no greater than necessary to protect said legitimate business interests in light of Executive's position with Employers and Employers' business, and Executive agrees to strictly abide by the terms hereof.

     10. Source of Payments. All payments provided in paragraphs 4 , 6, and 7 hereof shall be paid in cash from the general funds of Employers as provided herein, and no special or separate fund shall be established by Employers, and no other segregation of assets shall be made to assure payment. Executive shall have no right, title, or interest in or to any investments which Employers may make to meet the obligations hereunder.

     11. Injunctive Relief. In view of the irreparable harm and damage which Employers would sustain as a result of a breach by Executive of the covenants or agreements under Section 9 hereof, and in view of the lack of an adequate remedy at law to protect Employers' interests, Employers shall have the right to receive, and Executive hereby consents to the issuance of, temporary, preliminary, and/or permanent injunctive relief enjoining Executive from any violation of the covenants and agreements set forth in Section 9 hereof. The foregoing remedy shall be in addition to, and not in limitation of, any other rights or remedies to which Employers are or may be entitled at law or in equity respecting this Agreement.

     12. Attorneys' Fees. In the event any party hereto is required to engage in legal action against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of its or his rights under this Agreement, and such action results in a final judgment in favor of one or more parties, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party or parties for all legal fees and expenses incurred by the prevailing party or parties in asserting or defending its or his rights hereunder.

     13. Federal Income Tax Withholding. Employers may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     14. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement and any contemporaneous oral agreement or understanding by, between, or among Employers and Executive.

     15. General Provisions.

          (a) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of Employers; provided, however, that nothing in this paragraph 15(a) shall preclude (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. Employers may assign this Agreement without the consent of Executive.

          (b) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

          (c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employers and Executive and their respective heirs, successors, assigns, and legal representatives.

          (d) No Bar. Executive acknowledges and agrees that the existence of any claim or cause of action against Employers shall not constitute a defense to the enforcement by Employers of Executive's covenants, obligations, or undertakings in this Agreement.

          (e) No Conflicting Obligations. Executive hereby acknowledges and represents that his execution of this Agreement and performance of employment-related obligations and duties for Employers will not cause any breach, default, or violation of any other employment, non-disclosure, confidentiality, non-competition, or other agreement to which Executive may be a party or otherwise bound.

          Moreover, Executive hereby agrees that he will not use in the performance of such employment-related obligations and duties for Employers or otherwise disclose to Employers any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.

     16. Modification and Waiver.

          (a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing, signed by the parties hereto, and which specifically refers to this Agreement.

          (b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     17. Severability. If for any reason any provision of this Agreement is held invalid, the Parties agree that the court shall modify said provision(s) (or subpart(s) thereof) to make said provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable. Any invalid provision shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

     18. Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     19. Governing Law. This Agreement has been executed and delivered in the State of Georgia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

     20. Rights of Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

     21. Notices. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

          To Employers:       Board of Directors
                              Gwinnett Banking Company
                              165 Nash Street
                              Lawrenceville, Georgia 30246

          Copied to
          Employers' counsel: Steven S. Dunlevie, Esq.
                              Womble Carlyle Sandridge & Rice, PLLC
                              1201 West Peachtree Street, Suite 3500
                              Atlanta, Georgia 30309

          To Executive:       Mr. Larry D. Key
                              1045 Thornwood Lane
                              Dacula, GA 30019

Any notice to the Bank is ineffective if not also served on its counsel.

     IN WITNESS WHEREOF, the Holding Company and the Bank have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, as of the Effective Date set forth above.

ATTEST:                                 GBC BANCORP, INC.


/s/ John T. Hopkins III                 By: /s/ Larry D. Key
-------------------------------------       ------------------------------------
Secretary                               Name: Larry D. Key
                                        Title: President

(CORPORATE SEAL)


ATTEST:                                 GWINNETT BANKING COMPANY


/s/ John T. Hopkins III                 By: /s/ Larry D. Key
-------------------------------------       ------------------------------------
Secretary                               Name: Larry D. Key
                                        Title: President


(BANK SEAL)


/s/ Beth R. Tynan                       /s/ Larry D. Key                 (SEAL)
-------------------------------------   ---------------------------------
Witness                                 LARRY D. KEY